As filed with the Securities and Exchange Commission on March 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECRO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	26-1523233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

490 Lapp Road Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

NON-QUALIFIED STOCK OPTION INDUCEMENT AWARDS

RESTRICTED STOCK UNIT INDUCEMENT AWARDS

(Full title of the plan)

Gerri A. Henwood

President and Chief Executive Officer

Recro Pharma, Inc.

490 Lapp Road

Malvern, PA 19355

(Name and address of agent for service)

(484) 395-2470

(Telephone number, including area code, of agent for service)

with a copy to:

Rachael M. Bushey, Esq.

Jennifer L. Porter, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4331

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share
Inducement Stock Option Awards	542,750 shares	$7.88(2)	$4,276,870.00(2)	$532.47
Inducement Restricted Stock Awards	42,000 shares	$8.79(3)	$369,180.00(3)	$45.96
TOTAL	584,750 shares		$4,646,050.00	$578.43

(1)	Represents shares of common stock, $0.01 par value per share, of the Registrant (the “Common Stock”) that are issuable upon the exercise of non-qualified stock option awards or the settlement of restricted stock unit awards granted to certain employees of Recro Pharma, Inc. (the “Registrant”) as an inducement material to their acceptance of employment with the Registrant (the “Inducement Awards”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which become issuable under the Inducement Awards by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.
(2)	This estimate is made pursuant to Rule 457(h) of the Securities Act. The price shown is based upon the weighted average exercise prices of the options included in the Inducement Awards.
(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the common stock on the NASDAQ Capital Market on February 26, 2018.

EXPLANATORY NOTE

This Registration on Form S-8 registers shares of common stock, $0.01 par value per share, of the Registrant (the “Common Stock”) issuable pursuant to the inducement awards, as described below. To induce the individuals listed below to accept employment with Recro Pharma, Inc. (the “Registrant”), the Registrant granted the following equity awards to such individuals (the “Inducement Awards”) on the dates detailed below:

•	a non-qualified stock option to purchase 10,000 shares of Common Stock granted to one employee on May 31, 2017;

•	non-qualified stock options to purchase an aggregate of 86,000 shares of Common Stock and restricted stock unit awards (each, an “RSU Award”) with respect to an aggregate 12,000 shares of Common Stock granted to four employees, including Ryan Lake, on June 5, 2017;

•	non-qualified stock options to purchase an aggregate of 31,000 shares of Common Stock granted to four employees on June 12, 2017;

•	a non-qualified stock option to purchase 10,000 shares of Common Stock granted to one employee on June 26, 2017;

•	non-qualified stock options to purchase an aggregate 22,000 shares of Common Stock and RSU Awards with respect to an aggregate 5,000 shares of Common Stock granted to two employees on July 3, 2017;

•	non-qualified stock options to purchase an aggregate 36,500 shares of Common Stock and RSU Awards with respect to an aggregate 3,500 shares of Common Stock granted to three employees on July 10, 2017;

•	a non-qualified stock option to purchase 11,000 shares of Common Stock and an RSU Award with respect to 2,500 shares of Common Stock granted to one employees on July 19, 2017;

•	a non-qualified stock option to purchase 31,000 shares of Common Stock and an RSU Award with respect to 7,000 shares of Common Stock granted to one employee on August 7, 2017;

•	non-qualified stock options to purchase an aggregate 76,750 shares of Common Stock and RSU Awards with respect to an aggregate 12,000 shares of Common Stock granted to two employees, including Jyrki Mattila, on August 21, 2017;

•	non-qualified stock options to purchase an aggregate 61,750 shares of Common Stock granted to nine employees on September 29, 2017;

•	non-qualified stock options to purchase an aggregate 67,750 shares of Common Stock granted to eight employees on October 31, 2017;

•	a non-qualified stock option to purchase 10,000 shares of Common Stock granted to one employee on December 29, 2017;

•	non-qualified stock options to purchase an aggregate 64,500 shares of Common Stock granted to eight employees on January 31, 2018; and

•	non-qualified stock options to purchase an aggregate 24,500 shares of Common Stock to three employees on February 28, 2018.

Each Inducement Award was approved by the Registrant’s Board of Directors in compliance with and in reliance on NASDAQ Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Registrant’s Amended and Restated Equity Incentive Plan and its predecessor plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to the employees to whom the Inducement Award have been granted, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed Recro Pharma, Inc., 490 Lapp Road, Malvern, PA 19355, Attention: Gerri Henwood, Chief Executive Officer, telephone number (484) 395-2400.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 2, 2018;

(b)    The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on January 8, 2018 (Film No. 18514608), January 8, 2018 (Film No. 18514903), and February 7, 2018; and

(c)    The description of the Registrant’s common stock contained in the Registrant’s Form 8-A filed with the Commission on March 4, 2014 (Registration No. 001-36329) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s by-laws provide that, to the fullest extent permitted by Pennsylvania law, any officer or director of the Registrant who was or is a party or is threatened to be made a party to, any threatened, or pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of fact that he/she is or was acting as was a representative of the corporation, or is or was serving at the request or for the benefit of the Registrant as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant for any losses or expenses incurred in connection with service as an officer or director of the Registrant, if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pennsylvania law requires that to the extent that a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action or proceeding referred to above or in defense of any claim, issue or matter therein, that director or officer shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith. The Registrant’s by-laws further provide that the right to indemnification includes the right to have expenses reasonably incurred in defending any action or proceeding described above paid by the Registrant in advance of the final disposition of the action or proceeding to the fullest extent permitted by Pennsylvania law; provided that, if required by Pennsylvania law, the payment of such expenses incurred in advance of the final disposition of the action or proceeding shall be made only upon delivery to the Registrant of an undertaking to repay all amounts so advanced without interest if it is ultimately determined that the director or officer is not entitled to be indemnified.

Indemnification shall not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Registrant unless and only to the extent that a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Nor shall indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Recro Pharma, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36329), filed on March 13, 2014).

4.2	Third Amended and Restated Bylaws of Recro Pharma, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36329), filed on March 13, 2014).

5.1	Opinion of Pepper Hamilton LLP (filed herewith).

10.1	Form of Award Agreement for Option Inducement Awards (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-208750), filed on December 23, 2015).

10.2	Form of Award Agreement for Restricted Stock Unit Inducement Awards (incorporated herein by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File No. 001-36329), filed on March 2, 2018).

23.1	Consent of KPMG LLP (filed herewith).

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Malvern, Pennsylvania, on the 2nd of March, 2018.

RECRO PHARMA, INC.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Recro Pharma, Inc., hereby severally constitute and appoint Gerri A. Henwood and Ryan D. Lake, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Gerri A. Henwood	President, Chief Executive Officer and Director	March 2, 2018
Gerri A. Henwood	(Principal Executive Officer)

/s/ Ryan D. Lake	Chief Financial Officer	March 2, 2018
Ryan D. Lake	(Principal Financial and Accounting Officer)

/s/ Alfred Altomari	Director	March 2, 2018
Alfred Altomari

/s/ William L. Ashton	Director	March 2, 2018
William L. Ashton

/s/ Michael Berelowitz	Director	March 2, 2018
Michael Berelowitz

/s/ Winston J. Churchill	Director	March 2, 2018
Winston J. Churchill

/s/ Karen A. Flynn	Director	March 2, 2018
Karen A. Flynn

/s/ Bryan M. Reasons	Director	March 2, 2018
Bryan M. Reasons

/s/ Wayne B. Weisman	Director	March 2, 2018
Wayne B. Weisman